Exhibit 3.32
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
     A & W DISTRIBUTING COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of A & W Distributing Company by the unanimous written consent of its members, filed with the minutes of the board, duly adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:
     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “1.” so that, as amended said Article shall be and read as follows:
     “1. The name of the corporation is
A & W BEVERAGES, INC.”
     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with Section 228 of the General Corporation Law of the State of Delaware.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, said A & W Distributing Company has caused this certificate to be signed by Thomas H. Fey, its President and attested by John J. Gerah, its Assistant Secretary, this 10th day of May 1978.
(CORPORATE SEAL)
ATTEST:

By	/s/ Thomas H. Fey
President

By	/s/ John J. Gerah Assistant Secretary